Exhibit 4.11.4
Execution Copy

EPR Properties

Third Amendment
Dated as of December 24, 2020

to

Note Purchase Agreement
Dated as of August 1, 2016

Re:    4.35% Series A Guaranteed Senior Notes due August 22, 2024
4.56% Series B Guaranteed Senior Notes due August 22, 2026

Third Amendment to Note Purchase Agreement

This Third Amendment dated as of December 24, 2020 (this “Amendment”) to that certain Note Purchase Agreement dated as of August 1, 2016 is between EPR Properties, a Maryland real estate investment trust (the “Company”), and each holder of Notes (as hereinafter defined) party hereto (collectively, the “Noteholders”).

Recitals:

A.    The Company has heretofore entered into that certain Note Purchase Agreement dated as of August 1, 2016 (as amended by the First Amendment dated as of September 27, 2017 and the Second Amendment dated as of June 29, 2020, the “Original Note Purchase Agreement”) with each of the Purchasers listed in the Purchaser Schedule thereto pursuant to which the Company issued and has outstanding $340,000,000 aggregate principal amount of its Guaranteed Senior Notes, consisting of (a) $148,000,000 aggregate principal amount of its 4.35% Series A Guaranteed Senior Notes due August 22, 2024 and (b) $192,000,000 aggregate principal amount of its 4.56% Series B Guaranteed Senior Notes due August 22, 2026 (collectively, the “Notes”).

B.    The Company and the Noteholders now desire to amend the Original Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.

C.    Capitalized terms used herein shall have the respective meanings ascribed thereto in the Original Note Purchase Agreement unless herein defined or the context shall otherwise require.

D.    All requirements of law have been fully complied with and all other acts and things necessary to make this Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Amendment set forth in Section 4.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1. Amendments.

1.1.    Sections 9.11 and 9.12 of the Original Note Purchase Agreement shall be and hereby are restated in their entirety to read as follows:

Section 9.11. Springing Equity Pledge and Mortgages.

(a) If, during the continuation of the Covenant Relief Period, a Pledge Trigger Event occurs, then, in addition to the Company’s obligations under Section 9.9(a) within five Business Days of the occurrence of such Pledge Trigger Event, the Company will provide to the holders of the Notes a proposed schedule of Unencumbered Properties with respect to which an equity interest pledge shall be granted to the Collateral Agent, on behalf of the holders of the Notes and the administrative agent and the lenders under the Bank Credit Agreement, to secure the Company’s obligations hereunder and under the Notes, which Unencumbered Properties will be representative (on a pro rata value basis) of the various asset classes owned by the Company and its Subsidiaries, with the aggregate Unencumbered Asset Value of such Unencumbered Properties to be at least equal to the Required Value. The proposed schedule shall be acceptable to the Required Lenders (as defined in the Bank Credit Agreement). If on the date of occurrence of the

Pledge Trigger Event the aggregate outstanding principal amount of the Notes equals or exceeds the Outstanding Amount of all Loans and unreimbursed LC Disbursements (each as defined in the Bank Credit Agreement on the Second Amendment Effective Date), the proposed schedule of Unencumbered Properties shall also be acceptable to the Required Holders in their reasonable discretion; provided that the Required Holders shall be deemed to have accepted such schedule if they do not reasonably object thereto within five Business Days after receipt of the schedule from the Company that has been approved by the Required Lenders (as defined in the Bank Credit Agreement). If the Required Holders, in their discretion, reasonably object to such schedule pursuant to the immediately preceding sentence, the Required Holders shall have the right to revise the schedule of Unencumbered Properties to reflect, in the reasonable determination of the Required Holders, a fair representation (on a pro rata value basis) of the various asset classes owned by the Company and its Subsidiaries, with the aggregate Unencumbered Asset Value of such revised schedule of Unencumbered Properties to be as close as practicable to (but not less than) the Required Value. Upon approval (or revision) by the Required Lenders (as defined in the Bank Credit Agreement) (and, if applicable, upon approval or deemed approval (or revision) by the Required Holders) of such list of Unencumbered Properties (such final list, the “Pledged Properties”), the Company shall cause each owner of Equity Interests of the Unencumbered Property Owner Subsidiaries that own such Pledged Properties to (1) execute and deliver to the Collateral Agent, within 10 Business Days after the approval (or revision) of the Pledged Properties schedule, a pledge agreement (the “Pledge Agreement”) substantially in the form attached to the Second Amendment as Exhibit PA (or a joinder to the Pledge Agreement if already in effect pursuant to this Section 9.11(a)) and appropriate certificates and powers and/or Uniform Commercial Code financing statements, pledging all Equity Interests of each such Unencumbered Property Owner Subsidiary with respect to the Pledged Properties, in form and substance satisfactory to the Required Holders, and (2) the organizational documents, certificates of good standing, resolutions and, if requested by the Required Holders, a legal opinion regarding the Company and such Subsidiaries, all in form and substance reasonably satisfactory to the Required Holders. Any such pledge shall also require, as determined by the Required Holders, delivery of an intercreditor agreement (the “Intercreditor Agreement”) substantially in the form attached to the Second Amendment as Exhibit IA.

(b) If the Company elects to have the Covenant Relief Period end after October 1, 2021, then (1) the Company shall provide written notice thereof to the holders of the Notes not later than September 30, 2021 together with a proposed schedule of Unencumbered Properties with respect to which Mortgages shall be granted to the Collateral Agent, on behalf of the holders of the Notes and the administrative agent and the lenders under the Bank Credit Agreement, to secure the Company’s obligations hereunder and under the Notes, which Unencumbered Properties will be representative (on a pro rata value basis) of the various asset classes owned by the Company and its Subsidiaries, with the aggregate Unencumbered Asset Value of such Unencumbered Properties to be at least equal to the Required Value, which schedule shall be acceptable to the Required Lenders (as defined in the Bank Credit Agreement) and the Required Holders (such final list, the “Mortgaged Properties”); provided that (i) the Required Holders shall be deemed to have accepted such schedule if they do not reasonably object thereto within five Business Days after receipt of the schedule from the Company that has been approved by the Required Lenders (as defined in the Bank Credit Agreement) and (ii) if the Required Holders, in their discretion, reasonably object to such schedule, the Required Holders shall have the right to revise the schedule of Unencumbered Properties to reflect, in the reasonable determination of the Required Holders, a fair representation (on a pro rata value basis) of the various asset classes owned by the Company and its Subsidiaries, with the aggregate Unencumbered Asset Value of such revised schedule of Unencumbered Properties to be as close as practicable to (but not less than) the Required Value and (2) the Company shall, and shall cause its applicable Subsidiaries to, not later than October 29, 2021, (i) execute and deliver to the Collateral Agent Mortgages on such approved Unencumbered Properties to the Collateral Agent, (ii) cause evidence of the recording of such Mortgages to be delivered to the holders of the Notes, (iii) cause the Intercreditor Agreement, if not then in effect, to be executed and delivered and (iv) deliver such other certifications, instruments and other documents, including title policies and/or legal opinions, as the Required Holders may reasonably request.

(c) After the pledge of the Pledged Properties and/or the execution and delivery of the Mortgages, as applicable, if (1) the Required Value increases as a result of an increase in the sum of (i) the amount of Outstanding Amounts due under the Credit Agreement and (ii) the principal amount of the Notes, the above process shall be repeated as of the date of any such increase, or (2) there is an increase or decrease in the aggregate Unencumbered Asset Value of the Pledged Properties or the Mortgaged Properties, as applicable, as a result of a Lease Modification (as hereinafter defined), the above processes in clause (b) and/or (c), as applicable, shall be repeated as of the date of delivery of the financial statements next required to be delivered pursuant to Section 7.1(a) or Section 7.1(b) after the date of such Lease Modification, in each case with respect to the pledge of equity interests and/or the granting of Mortgages, as applicable, in respect of additional Unencumbered Properties such that the aggregate Unencumbered Asset Value of all of the Pledged Properties and/or the Mortgaged Properties, as applicable, shall be as close as practicable to (but not less than) the Required Value. For the purposes of this Section 9.11, the Unencumbered Asset Value of each Pledged Property or Mortgaged Property shall mean (I) for any Pledged Property or Mortgaged Property (other than any AMC Pledged Property) owned by the Company and its Subsidiaries on March 31, 2020, the Unencumbered Asset Value of such Pledged Property or Mortgaged Property as of such date, (II) for an AMC Pledged Property owned by the Company and its Subsidiaries on March 31, 2020, 80% of the Unencumbered Asset Value of such AMC Pledged Property as of such date (except as otherwise provided in clause (IV) below), (III) for any Pledged Property or Mortgaged Property (including any AMC Pledged Property) owned by the Company and its Subsidiaries and acquired after March 31, 2020, the cost of such Pledged Property or Mortgaged Property determined in accordance with GAAP and (IV) for any Pledged Property or Mortgaged Property (including any AMC Pledged Property) that has undergone a lease modification after March 31, 2020 where the rent has been permanently adjusted (a “Lease Modification”), the Unencumbered Asset Value of such Pledged Property or Mortgaged Property determined after giving effect to the new rent charged (for purposes of this clause (IV), a termination of a lease or the vacating by the tenant of a Pledged Property or Mortgaged Property shall be deemed to be a permanent adjustment of the rent to $0 until such time as such Pledged Property or Mortgaged Property is re-leased, at which time such Pledged Property or Mortgaged Property shall have an Unencumbered Asset Value based upon the new lease). For the avoidance of doubt, a COVID-19 related deferral of rent or similar payments shall not constitute a Lease Modification.

(d) So long as no Default or Event of Default shall then exist, and simultaneously with the direction of each other creditor that is a party to the Intercreditor Agreement, (1) at such time as the Covenant Relief Period shall have expired or been terminated in accordance with the terms of this Agreement, the holders of the Notes shall direct the Collateral Agent, at the Company’s expense, to release the Liens pledged pursuant to the Pledge Agreement, and (2) promptly following the later to occur of (i) the last day of the first fiscal quarter for which the Company has caused to be delivered a certificate of a Senior Financial Officer of the Company pursuant to Section 7.2 demonstrating that the Company was in compliance with the requirements of Section 10.6 and each Additional or More Restrictive Covenant for such fiscal quarter and the immediately preceding fiscal quarter (assuming the Covenant Relief Period was not in effect at the end of either such fiscal quarter) or (ii) June 30, 2022, the holders of the Notes shall direct the

Collateral Agent, at the Company’s expense, to release the Liens pledged pursuant to the Mortgages.

Section 9.12. Excess Leverage Fee. The Company agrees that, in addition to interest accruing on the Notes, the Company will pay to each holder of a Note a fee on the outstanding principal amount of each Note held by such holder, computed on the same basis and payable at the same time as such interest, at a rate per annum equal to (collectively, the “Excess Leverage Fee”):

(a) 0.65% from and after the Second Amendment Effective Date until the last day of the Covenant Relief Period; and

(b) in addition to the fee then payable pursuant to the foregoing clause (a), 0.60% at all times during the Covenant Relief Period when the Company fails to maintain an Investment Grade Rating from any two of the Rating Agencies until the date on which the Company has fully complied with Section 9.11(b)(2).

The accrued and unpaid Excess Leverage Fee on any principal amount being paid or prepaid shall be paid concurrently with such principal in accordance with Section 14.2. Any overdue payment of an Excess Leverage Fee shall accrue interest at a rate per annum from time to time equal to the Default Rate applicable to the applicable Note, payable in arrears at the same time accrued interest is paid on such Note (or, at the option of the registered holder thereof, on demand). For the avoidance of doubt, each Excess Leverage Fee shall be deemed to constitute a fee for all purposes.

1.2.    Section 9.13(d) of the Original Note Purchase Agreement shall be and hereby is restated in its entirety to read as follows:

(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 9.13 shall be at 100% of the principal amount of such Notes plus, if on the date of the relevant Prepayment Transaction the Company fails to maintain an Investment Grade Rating from any two of the Rating Agencies, the Make-Whole Amount (calculated as if Section 8.6 included references to prepayments under this Section 9.13) determined for the date of prepayment with respect to such principal amount (without giving effect to any Excess Leverage Fee); provided that no Make-Whole Amount shall be payable on the first $50,000,000 of Called Principal of the Notes that is prepaid with Net Cash Proceeds from any sale by the Company or any Subsidiary of any of the BASIS/Spring Educational Properties after the Third Amendment Effective Date. The prepayment shall be made on the Proposed Prepayment Date.

1.3.    Section 10.1 of the Original Note Purchase Agreement shall be and hereby is amended by deleting the parenthetical phrase “(other than the Company or another Subsidiary)” and replacing it with “(other than (a) if the Covenant Relief Period is not in effect, the Company or another Subsidiary, or (b) if the Covenant Relief Period is in effect, the Company or a Subsidiary Guarantor)”.

1.4.    Section 10.6(c) of the Original Note Purchase Agreement shall be and hereby is restated in its entirety to read as follows:

(c) Maximum Secured Debt to Total Asset Value. The Company will not permit the ratio of (1) Secured Indebtedness of the Company and its Subsidiaries to (2) Total Asset Value, in each case calculated on a Consolidated basis, to exceed 0.35 to 1.00; provided that during the period commencing on the date immediately succeeding the last day of the Covenant Relief

Period and ending on the date on which the Company shall have delivered to each holder of the Notes a certificate of a Senior Financial Officer of the Company pursuant to Section 7.2 demonstrating that the Company was in compliance with the requirements of Section 10.6 and each Additional or More Restrictive Covenant for the fiscal quarter to which such certificate relates and the immediately preceding fiscal quarter (assuming the Covenant Relief Period was not in effect at the end of either such fiscal quarter), the Company will not permit such ratio to exceed 0.25 to 1.00. For purposes of this Section 10.6(c), Secured Indebtedness shall not include Indebtedness secured by a Lien pursuant to a Mortgage or the Pledge Agreement.

1.5.    Section 10.6(f) of the Original Note Purchase Agreement shall be and hereby is amended by deleting the reference therein to “$250,000,000” and replacing it with “$500,000,000”.

1.6.    The last paragraph of Section 10.6 of the Original Note Purchase Agreement shall be and hereby is restated in its entirety to read as follows:

Notwithstanding the foregoing, during the Covenant Relief Period, the Company shall have no obligation to satisfy the covenants set forth in clause (a) (Unencumbered Asset Value), clause (b) (Total Debt to Total Asset Value), clause (d) (Minimum Fixed Charge Coverage Ratio) or clause (e) (Minimum Unsecured Interest Coverage Ratio) above; provided that the Company shall continue to deliver to the holders of the Notes duly completed Officer’s Certificates pursuant to Section 7.2(a), for informational purposes only, as and when required under Section 7.2(a) certifying as to the Company’s calculations of each of the financial covenants set forth in this Section 10.6, notwithstanding that the covenants referenced above in this sentence are not required to be satisfied during the Covenant Relief Period. For the avoidance of doubt, immediately following the expiration of the Covenant Relief Period, each financial covenant contained in this Section 10.6 and those incorporated pursuant to Section 9.10 shall be in full force and effect, in each case, without giving effect to the terms of this paragraph.

1.7.    Section 10.9 shall be and hereby is amended by (a) redesignating clause (i) thereof as clause “(k)”, (b) deleting the word “and” at the end of clause (h) thereof and (c) restating clauses (a), (c) and (h) thereof, and adding a new clauses (i) and (j) thereto in proper sequence, in each case as set forth below:

(a) (1) the Company will not, and will not permit any Subsidiary to, (i) make any Investments pursuant to clause (f)(13) or (16) below, (ii) make any Investments described under clause (f)(14) below in any new Subsidiary to facilitate any Investment under clause (f)(13) or (16) below, and (2) the Company will not incur any Indebtedness under Section 9.3(b) of the Bank Credit Agreement as in effect on the Second Amendment Effective Date which constitutes a guaranty (other than a “bad boy” guaranty permitted under clause (d) of such Section 9.3(b)) incurred in connection with any Indebtedness of a Subsidiary, except for any such Investments and/or Indebtedness under the foregoing clauses (1) and (2), respectively, which (A) in the aggregate, do not exceed (x) $75,000,000 during the period commencing on the Second Amendment Effective Date and ending on December 31, 2020, and (y) without limiting the foregoing clause (x), $175,000,000 during the period commencing on October 1, 2020 and ending on December 31, 2021, or (B) constitute non cash acquisitions made in exchange for forgiveness of deferred rent or payments under EPR Senior Property Loans;

(c) the Company will not, and will not permit any Subsidiary to, make any capital expenditures except for: (1) discretionary capital expenditures which do not exceed (i) $125,000,000 in the aggregate during the period commencing on the Second Amendment Effective Date and ending on December 31, 2020 and (ii) without limiting the foregoing clause

(i), $175,000,000 during the period commencing on October 1, 2020 and ending on December 31, 2021, and (2) capital expenditures incurred in connection with any emergency repairs posing an imminent threat to life safety or property damage;

(h) the Company will not, and will not permit any Subsidiary to, (1) voluntarily prepay any outstanding Term Loan (as defined in the Bank Credit Agreement on the Second Amendment Effective Date), (2) permanently reduce the Revolving Credit Commitments (as defined in the Bank Credit Agreement on the Second Amendment Effective Date), whether directly or indirectly through the addition of a borrowing base or similar limitation, or (3) voluntarily repay or redeem any outstanding Bond before the stated maturity thereof;

(i) the Company will not, and will not permit any Subsidiary to, incur Secured Indebtedness during the period commencing on the Third Amendment Effective Date and ending on the last day of the Covenant Relief Period other than (1) Indebtedness incurred in the ordinary course of business to purchase Real Estate, which Indebtedness is secured solely by a mortgage, deed of trust or similar instrument, including any related fixture financing statement, on such Real Estate, and (2) Indebtedness secured by a Lien pursuant to a Mortgage or the Pledge Agreement;

(j) the Company will not permit any Subsidiary Guarantor organized under the laws of Canada or any province thereof to guarantee any obligations in respect of the Bonds; and

1.8.    Section 11 of the Original Note Purchase Agreement shall be and is hereby amended by (a) adding “Section 10.2,” immediately before the reference to “Section 10.4” in clause (c) thereof, (b) inserting the words “or, so long as the Covenant Relief Period is in effect, such lesser amount as is the then lowest threshold amount for similar defaults under any Material Credit Facility” after each reference to “$75,000,000” in clause (f) thereof and (c) inserting “or any Mortgage” after the reference to “Pledge Agreement” in clause (m) thereof.

1.9.    The definition of “Permitted Liens” set forth in Schedule A of the Original Note Purchase Agreement shall be and is hereby amended by adding the phrase “or any Mortgage” after the reference to “Pledge Agreement“ in clause (j) thereof.

1.10.    Schedule A of the Original Note Purchase Agreement shall be and is hereby further amended by adding, or amending and restating, the following definitions, and inserting them in the proper alphabetical order:

“AMC Pledged Property” means any Pledged Property or Mortgaged Property leased or operated by AMC Entertainment Holdings, Inc. or any of its Subsidiaries.

“BASIS/Spring Educational Properties" means the assets that may be purchased pursuant to the Purchase Option and Sale Agreement dated as of November 30, 2010 by and among Education Capital Solutions, LLC and Early Childhood Education, LLC and Spring Education Group, Inc., as amended.

“Bonds” means the Company’s (a) 5.25% Senior Notes due 2023 issued pursuant to that certain Indenture with U.S. Bank National Association dated as June 18, 2013, (b) 4.50% Senior Notes due 2025 issued pursuant to that certain Indenture with UMB Bank, n.a. dated as of March 16, 2015, (c) 4.75% Senior Notes due 2026 issued pursuant to that certain Indenture with UMB Bank, n.a. dated as of December 14, 2016, (d) 4.50% Senior Notes due 2027 issued pursuant to that certain Indenture with UMB Bank, n.a. dated as of May 23, 2017, (e) 4.950% Senior Notes due 2028 issued pursuant to that certain Indenture with UMB Bank, n.a. dated as of April 16,

2018, (f) 3.750% Senior Notes due 2029 issued pursuant to that certain Indenture with UMB Bank, n.a. dated as of August 15, 2019 and (g) other senior notes issued on or after the Third Amendment Effective Date pursuant to any Indenture that contains terms that are substantially similar to the terms governing the senior notes described in the foregoing clauses (a) through (f), and in each case shall include the Indenture related thereto.

“Covenant Relief Period” means the period beginning on the Second Amendment Effective Date and ending on the earlier of (a) October 1, 2021 or, if the Company elects to extend such period pursuant to Section 9.11(b)(1), January 1, 2022, and (b) provided no Default or Event of Default shall exist, the date on which the Company delivers a written notice to the holders of the Notes electing to terminate the Covenant Relief Period, together with an Officer’s Certificate evidencing, to the reasonable satisfaction of the Required Holders, that the Company would have been in compliance with the financial covenants contained in Section 10.6 and those incorporated pursuant to Section 9.10 at the end of the most recently completed fiscal quarter, even if the Covenant Relief Period had not been in effect for such fiscal quarter; provided that the Covenant Relief Period shall end automatically and without further action by the Company or any holder of a Note on October 29, 2021 if the Company has failed to comply with Section 9.11(b)(2) on or prior to such date.

“Lease Modification” is defined in Section 9.11(c).

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument reasonably acceptable to the Required Holders made by the Company or a Subsidiary owning an interest in an Unencumbered Property granting a Lien on such interest in such Unencumbered Property to the Collateral Agent on behalf of the holders of the Notes and the administrative agent and the lenders under the Bank Credit Agreement.

“Mortgaged Properties” is defined in Section 9.11(b).

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Company or any Subsidiary from (a) any sale or other disposition (including by way of a merger, reorganization, consolidation or other business combination or any transaction or series of transactions that may have a similar effect) of any asset, excluding the first $150,000,000 of such proceeds to the extent such proceeds have been reinvested in assets used or useful in the business of the Company and its Subsidiaries (which excluded proceeds, for the avoidance of doubt, shall not include proceeds from the sale of BASIS/Spring Educational Properties to the extent applied in accordance with Section 9.13), (b) the issuance of any Indebtedness, or (c) Equity Issuances (other than to the extent derived from Company’s dividend reinvestment programs), in each instance net of (1) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (2) taxes paid or payable as a result thereof and (3) in the case of any disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related asset; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by the Company or any Subsidiary in or related to any disposition, issuance of Indebtedness or Equity Issuance.

“Third Amendment Effective Date” means December 24, 2020.

1.11.    Clause (c) of Exhibit ERE of the Original Note Purchase Agreement shall be and is hereby restated in its entirety to read as follow:

(c) None of the Company or any Subsidiary is the mortgagor under any mortgage, deed of trust, or similar instrument encumbering (1) the Unencumbered Property or (2) the Equity Interests in the Subsidiary which, directly or indirectly, owns, leases or has a mortgage interest in such Unencumbered Property or the Equity Interests in any Person which owns any Equity Interests in such Subsidiary other than pursuant to a Mortgage or the Pledge Agreement.

SECTION 2. Representations and Warranties of the Company.

2.1.    To induce the Noteholders to execute and deliver this Amendment (which representations shall survive the execution and delivery of this Amendment), the Company represents and warrants to the Noteholders that:

(a)    this Amendment has been duly authorized by all necessary corporate or other action on the part of the Company and has been duly executed and delivered by the Company, and this Amendment and the Original Note Purchase Agreement, as amended by this Amendment, constitute the legal, valid and binding obligations, contracts and agreements of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b)    the execution and delivery of this Amendment by the Company and the performance by the Company thereof and of the Original Note Purchase Agreement, as amended by this Amendment, will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, organizational document, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary;

(c)    no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution and delivery of this Amendment by the Company or the performance thereof or of the Original Note Purchase Agreement, as amended by this Amendment, by the Company except for the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and except for any Current Report on Form 8-K or similar informational filings which must be made with any Governmental Authority after the execution and delivery of this Amendment and with respect to which the failure to make such filings would not affect the validity of this Amendment;

(d)    all obligations of the Company under the Original Note Purchase Agreement, as amended by this Amendment, shall rank at least pari passu in right of payment with all other present and future unsecured Indebtedness of the Company;

(e)    On the date of this Amendment, after giving effect to this Amendment, all the representations and warranties contained in Section 5 of the Original Note Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof date (except (1) to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date (except as otherwise provided in clauses (2), (3) and (4) below), (2) that Schedules 5.4 and 5.10 to the Original Note Purchase Agreement are as set forth as Schedules 2 and 3, respectively, to this Amendment, (3) that Schedule 5.15 to the Original Note Purchase Agreement is as set forth as Schedule 4 to this Amendment (and as if the reference in Section 5.15(a) of the Original Note Purchase Agreement to “June 30, 2016” was instead to September 30, 2020”) and (4) the impact of the COVID-19 outbreak as described in the Company’s quarterly report on Form 10-Q filed with the SEC on May 11, 2020 shall be disregarded for purposes of its representations and warranties in the last two sentences of Section 5.3 of the Original Note Purchase Agreement;

(f)    as of the date hereof and after giving effect to this Amendment, no Default or Event of Default has occurred which is continuing and no waiver of Default or Event of Default is in effect, except for the Default arising on the date of this Amendment from the failure of the Company to cause the Unencumbered Properties listed on Schedule 3 to this Amendment owned by EPR iHoldings, LLC and Cinescape Property, LLC to be owned by a Subsidiary Guarantor, which Default shall be deemed to be cured upon full satisfaction by the Company of the covenant set forth in Section 3 hereof; and
(g)    the Company is solvent.

SECTION 3. Additional Covenant Regarding Subsidiary Mergers.

The Company covenants that it will, not later than 10 Business Days following the date of this Amendment, (a) cause EPR iHoldings, LLC to be merged with and into 30 West Pershing LLC and (b) Cinescape Property, LLC to be merged with and into EPT DownREIT II, Inc., it being understood and agreed that the failure of the Company to comply with this Section 3 shall constitute an immediate Event of Default.

SECTION 4. Conditions to Effectiveness of this Amendment.

4.1.    Upon satisfaction of each and every one of the following conditions, this Amendment shall become effective as of the date first written above:
(a)    executed counterparts of this Amendment, duly executed by the Company, the Subsidiary Guarantors and the Required Holders, shall have been delivered to each holder of Notes or its special counsel;

(b)    the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof and each holder of Notes or its special counsel shall have received an Officer’s Certificate to such effect;

(c)    each holder of the Notes or its special counsel shall have received an Officer’s Certificate identifying each Additional or More Restrictive Covenant that will be in effect on the date of this Amendment, including therein a verbatim statement of each such Additional or More Restrictive Covenant, together with any definitions incorporated therein;

(d)    each holder of the Notes or its special counsel shall have received an opinion of legal counsel to the Company, in form and content satisfactory to the Required Holders to the effect that: (1) the Company is validly existing and in good standing in its state of formation and has all requisite entity power and authority to enter into this Amendment and perform its obligations hereunder and under the Original Note Purchase Agreement, as amended hereby; (2) this Amendment and the Original Note Purchase Agreement, as amended hereby, have been duly authorized, executed and delivered by the Company; (3) the transactions described in this Amendment and in the and Original Note Purchase Agreement, as amended hereby, will not constitute a default or breach under the terms of any material agreement or instrument listed by Company as an exhibit to its annual report on Form 10-K filed with the SEC for the fiscal quarter ended December 31, 2019 or as an exhibit to its quarterly report on Form 10-Q filed with the SEC for the fiscal quarter ended September 30, 2020; (4) this Amendment and the Original Note Purchase Agreement, as amended hereby, constitute the legal, valid and binding obligations, contracts and agreements of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally, and (5) such other matters, incident to the transactions contemplated hereby, as the Required Holders or special counsel to the holders of the Notes may reasonably request;

(e)    each holder of the Notes shall have received, by payment in immediately available funds to the account of such holder set forth in the Purchaser Schedule, the amount set forth opposite such holder’s name in Schedule 1 attached hereto; and

(f)    the Company shall have paid the fees and expenses of Schiff Hardin LLP, special counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Amendment.

SECTION 5. Miscellaneous.

5.1.    This Amendment shall be construed in connection with and as part of the Original Note Purchase Agreement, and except as modified and expressly amended by this Amendment, all terms, conditions and covenants contained in the Original Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

5.2.    Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Original Note Purchase Agreement without making specific reference to this Amendment but nevertheless all such references shall include this Amendment unless the context otherwise requires.

5.3.    The descriptive headings of the various Sections or parts of this Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

5.4.    By their execution and delivery hereof, the undersigned Subsidiary Guarantors hereby acknowledge and agree to this Amendment, reaffirm the Subsidiary Guaranty Agreement given in favor of each Noteholder and their respective successors and assigns.

5.5.    This Amendment shall he governed by and construed in accordance with the laws of the State of New York.

5.6.    This Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement. Delivery of an executed counterpart of this Amendment by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

[Remainder of page intentionally left blank.]

EPR Properties

By : /s/ Mark A. Peterson
Mark A. Peterson, Executive Vice President

Accepted and Agreed to:

(1)30 WEST PERSHING, LLC
(2)ADELAAR DEVELOPER, LLC
(3)CLP NORTHSTAR, LLC
(4)EARLY CHILDHOOD EDUCATION, LLC
(5)ECE I, LLC
(6)ECE II, LLC
(7)EDUCATION CAPITAL SOLUTIONS, LLC
(8)EPR BREWS, LLC
(9)EPR EXPERIENCE, LLC
(10)EPR FITNESS, LLC
(11)EPR HIALEAH, INC.
(12)EPR KARTING, LLC
(13)EPR LODGING, LLC
(14)EPR PARKS, LLC
(15)EPR RESORTS, LLC
(16)EPR SPRINGS, LLC
(17)EPR TUSCALOOSA, LLC
(18)EPT 909, INC.
(19)EPT ALISO VIEJO, INC.
(20)EPT ARROYO, INC.
(21)EPT AUBURN, INC.
(22)EPT BILOXI, INC.
(23)EPT BOISE, INC.
(24)EPT CHATTANOOGA, INC.
(25)EPT COLUMBIANA, INC.
(26)EPT CONCORD II, LLC
(27)EPT DALLAS, LLC
(28)EPT DAVIE, INC.
(29)EPT DEER VALLEY, INC.
(30)EPT DOWNREIT II, INC.
(31)EPT FIREWHEEL, INC.
(32)EPT FIRST COLONY, INC.
(33)EPT FRESNO, INC.
(34)EPT GULF POINTE, INC.
(35)EPT HAMILTON, INC.
(36)EPT HATTIESBURG, INC.
(37)EPT HUNTSVILLE, INC.
(38)EPT HURST, INC.
(39)EPT INDIANAPOLIS, INC.
(40)EPT KALAMAZOO, INC.
(41)EPT KENNER, LLC
(42)EPT LAFAYETTE, INC.
(43)EPT LAWRENCE, INC.
(44)EPT LEAWOOD, INC.
(45)EPT LITTLE ROCK, INC.
(46)EPT MACON, INC.
(47)EPT MAD RIVER, INC.
(48)EPT MANCHESTER, INC.

(49)EPT MELBOURNE, INC.
(50)EPT MESA, INC.
(51)EPT MESQUITE, INC.
(52)EPT MODESTO, INC.
(53)EPT MOUNT SNOW, INC.
(54)EPT NEW ENGLAND, LLC
(55)EPT NINETEEN, INC.
(56)EPT PENSACOLA, INC.
(57)EPT POMPANO, INC.
(58)EPT RALEIGH THEATRES, INC.
(59)EPT SKI PROPERTIES, INC.
(60)EPT SOUTH BARRINGTON, INC.
(61)EPT TWIN FALLS, LLC
(62)EPT VIRGINIA BEACH, INC.
(63)EPT WILMINGTON, INC.
(64)FLIK, INC.
(65)MEGAPLEX FOUR, INC.
(66)MEGAPLEX NINE, INC.
(67)WESTCOL CENTER, LLC

By: /s/ Mark A. Peterson
Mark A. Peterson, Vice President

(68)    BURBANK VILLAGE, L.P.

By: Burbank Village, Inc., its general partner

By: /s/ Mark A. Peterson
Mark A. Peterson, Vice President

(69)    CANTERA 30 THEATRE, L.P.

By: Cantera 30, Inc., its general partner

By: /s/ Mark A. Peterson
Mark A. Peterson, Vice President

(70)    EPR CONCORD II, L.P.

By: EPR TRS HOLDINGS, Inc., its general partner

By: /s/ Mark A. Peterson
Mark A. Peterson, Vice President

(71)    EPR NORTH US LP

By: EPR North US GP Trust, its general partner

By: /s/ Gregory K. Silvers
Gregory K. Silvers, Trustee

(72)    NEW ROC ASSOCIATES, L.P.

By: EPT New Roc GP, Inc., its general partner

By: /s/ Mark A. Peterson
Mark A. Peterson, Vice President

(73)    TAMPA VETERANS 24, L.P.

By: Tampa Veterans 24, Inc., its general partner

By: /s/ Mark A. Peterson
Mark A. Peterson, Vice President

(74)    EPR NORTH PROPERTIES L.P.

By: EPR NORTH GP ULC, its general partner

By: /s/ Mark A. Peterson
Mark A. Peterson, Chief Financial Officer

(75)    KANATA ENTERTAINMENT HOLDINGS INC. (AS NOMINEE FOR EPR NORTH PROPERTIES LP)
(76)    MISSISSAUGA ENTERTAINMENT HOLDINGS INC. (AS NOMINEE FOR EPR NORTH PROPERTIES LP)
(77)    OAKVILLE ENTERTAINMENT HOLDINGS INC. (AS NOMINEE FOR EPR NORTH PROPERTIES LP)
(78)    WHITBY ENTERTAINMENT HOLDINGS INC. (AS NOMINEE FOR EPR NORTH PROPERTIES LP)

By: /s/ Mark A. Peterson
Mark A. Peterson, Chief Financial Officer

Accepted and Agreed to:

The Prudential Insurance Company of America

By: /s/ Julia Buthman _________
Vice President

The Gibraltar Life Insurance Co., Ltd.

By: Prudential Investment Management Japan
Co., Ltd., as Investment Manager

By: PGIM, Inc., as Sub-Adviser

By: /s/ Julia Buthman _
Vice President

Pruco Life Insurance Company

By: /s/ Julia Buthman
Assistant Vice President

Prudential Retirement Insurance and Annuity Company

By: PGIM, Inc. (as Investment Manager)

By: /s/ Julia Buthman
Vice President

Ensign Peak Advisors, Inc.
Clifton Park Capital Management, LLC

By: /s/ Matthew D. Dall
Name: Matthew D. Dall
Title: Head of Credit Research

United Services Automobile Association

By: BlackRock Financial Management, Inc., as investment manager

By: /s/ R. Marshall Merriman
Name: R. Marshall Merriman
Title: Managing Director

The Guardian Life Insurance Company of America

By: /s/ Brian Keating
Name: Brian Keating
Title: Senior Managing Director

The Ohio National Life Insurance Company

/s/ Brenda Kalb
Name: Brenda Kalb
Title: Vice President

Ohio National Life Assurance Corporation

/s/ Brenda Kalb ___________
Name: Brenda Kalb
Title: Vice President

Fidelity & Guaranty Life Insurance Company
pursuant to powers of attorney now and hereafter granted to
BLACKSTONE ISG-I ADVISORS L.L.C.

By: Blackstone ISG-I Advisors L.L.C.

By: GSO Capital Advisors II LLC, as Sub-Advisers

By: /s/ Sean Cort
Name: Sean Cort
Title: Authorized Signatory

American Equity Investment Life Insurance Company

By: /s/ Sasha Kamper
Name: Sasha Kamper
Title: Authorized Signatory

American Family Life Insurance Company

By: /s/ David L. Voge
Name: David L. Voge
Title: Fixed Income Portfolio Manager

[Transferee of Americo Financial Life & Annuity Insurance Company]

By: ______________________________________
Name:
Title:

Missouri Employers Mutual Insurance Company

By: Conning, Inc., as Investment Manager

By: /s/ Samuel Otchere
Name: Samuel Otchere
Title: Director

Investors Heritage Life Insurance Company

By: Conning, Inc., as Investment Manager

By: /s/ Samuel Otchere
Name: Samuel Otchere
Title: Director

5 Star Life Insurance Company

By: Conning, Inc., as Investment Manager

By: /s/ Samuel Otchere
Name: Samuel Otchere
Title: Director

USAble Life

By: Conning, Inc., as Investment Manager

By: /s/ Samuel Otchere
Name: Samuel Otchere
Title: Director

Fee Schedule

Noteholder	Fee

TOTAL	$510,000

Subsidiaries of the Company and
Ownership of Subsidiary Stock

Real Properties

Existing Indebtedness of the Company and its Subsidiaries